As filed with the Securities and Exchange Commission on July 31, 1996

                                                  Registration No. ________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                 THE FIRST NATIONAL BANKSHARES CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 West Virginia                              62-1306172
         (State or other jurisdiction of incorporation or organization)
                     (I.R.S. Employer Identification No.)


     First National Bank, P. O. Box 457, Ronceverte, West Virginia   24970
            (Address of Principal Executive Offices) (Zip Code)

   Registrant's telephone number, including area code    (304) 647-4500

                 THE FIRST NATIONAL BANKSHARES CORPORATION
                     1996 INCENTIVE STOCK OPTION PLAN

          L. Thomas Bulla, President and Chief Executive Officer
                 The First National Bankshares Corporation
                               P. O. Box 457
                     Ronceverte, West Virginia   24970
                         Telephone: (304) 647-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE
________________________________________________________________
                 Number of                                          Amount of
Title of Each Class of  Shares to be  Pro. Max. Offering  Pro. Max. Regis.
Secu.to be Regis.       Registered    Price per Unit (1)  Agg.Off.  Price (1)
                                                                     Fee

  Common Stock
  $5.00 par value        9,625        $44.92              $432,355  $150

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the book value per share of First National Bankshares Corporation Common Stock on July 1, 1996.

                                    PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated in the Section 10(a) prospectus under the Securities Act by reference:

     a. The latest annual report of First National Bankshares Corporation ("First National") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     b. All other reports filed by First National pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents of First National referred to in (a) above.

          All reports and other documents subsequently filed by First National pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 4.   DESCRIPTION OF SECURITIES.

Authorized Stock

     First National has an authorized capital of 500,000 shares of common stock, par value $5.00 per share ( Common Stock ).

Dividends and Dividend Rights

     The shareholders of First National are currently entitled to receive dividends when and as declared by its Board of Directors. Dividends may be paid out of funds legally available therefor, and subject to the restrictions set forth in the West Virginia Corporation Act (West Virginia Code, Sections 31-1-1, et seq.) (the "Corporation Act"). The Corporation Act provides that a corporation may declare and pay a dividend to its shareholders if the corporation is solvent and if the payment would not render the corporation insolvent. A corporation under the Corporation Act cannot declare a dividend contrary to any restrictions contained in its articles of incorporation. First ational does not have any such restrictions. Dividends may be declared and paid in cash or property only from the unreserved and unrestricted earned surplus of he corporation except that dividends may be declared and paid in treasury shares or in the corporation's authorized but unissued shares, from unreserved and unrestricted surplus if an amount of surplus is transferred to stated capital equal to the aggregate par value of the shares to be issued or the aggregate stated value fixed by the board of directors in the case of shares without par value.

Voting Rights

     All voting rights of First National are vested in the holders of First National Common Stock. In the election of directors, the shareholders of First National have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate their votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

Preemptive Rights

     Holders of Common Stock presently have no preemptive rights to subscribe to a pro rata share of any future offers of shares by First National. Therefore, future shares of Common stock or other securities may be offered to the investing public or to shareholders or to both at the discretion of the Board of Directors. If First National should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not acquire a pro rata portion of shares issued.

Liquidation Rights

     The holders of Common Stock are entitled to share equally in the net assets of First National in the event of liquidation or dissolution.

Shareholder Approval of Mergers

     Before First National can merge or consolidate with other corporations under West Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of each corporation is needed to approve such a merger or consolidation, unless the other corporation is a bank or bank holding company with principal offices in another state or is a national bank. Pursuant to legislation passed by the West Virginia legislature in 1986, if the other corporation is a bank or bank holding company with principal offices outside the State of West Virginia, a proposed merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of First National Common Stock, unless the laws of the other state require a higher percentage vote.

Certain Antitakeover Provisions in First National s Articles of Incorporation and Bylaws
     Article IX of First National s Articles of Incorporation requires that the Board bedivided into three classes of directors with each class being as nearly equal in number of directors as possible. This provision has the effect of making it more difficult and time-consuming for a shareholder who has acquired or controls a majority of First National Common Stock to gain immediate control of the Board of Directors or otherwise disrupt the management of First National.
 Unless that shareholder can gain the 75% vote required to amend the provisions regarding classifications or number of directors or to remove directors, it would not be possible for that shareholder to elect a majority of the directors at a single meeting of shareholders. Accordingly, it takes at least two annual meetings to change the composition of a majority of the Board of Directors.
This provision has the effect of making it more difficult for a shareholder to elect a director pursuant to the exercise of his cumulative voting rights. However, the Board believes that the benefits to First National and its shareholders of encouraging prior consultation and negotiation between First National and potential acquirors outweigh the disadvantages of discouraging any such proposals.

     Section III of the Bylaws provides the manner in which nominations for the election of directors may be made by a shareholder. Although this provision does not give the Board of Directors any power to approve or disapprove shareholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if the procedures established are not followed and may discourage a third party from conducting a solicitation of proxies to elect its own slate of directors.

     First National s Articles of Incorporation provide a fair price provision concerning business combinations, such as mergers or consolidations. The fair price provision requires the approval of the holders of 50% of the shares of First National deemed independently owned as a condition to specified transactions with an interested person , except in cases in which certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the disinterested directors. The Articles define interested person as any person who beneficially owns 10% or more of the outstanding shares of common stock. This provision may only be amended by the holders of at least 75% of the outstanding shares of common stock entitled to vote.

Rights of Dissenting Shareholders

     Shareholders of First National who do not vote all of the shares which they are entitled to vote for a proposed merger or consolidation of First National with any corporation or who give notice at or prior to a shareholders' meeting at which such vote is to be taken that they dissent from the merger or consolidation, may require First National to purchase in cash those shares so held by them when such merger or consolidation is consummated.

Directors

     The Bylaws of First National authorize its Board of Directors to designate the number of directors of the corporation within a range of 5 to 25. Currently, First National's Board consists of 10 Directors.

Transferability

     Shares of Common Stock issued upon exercise of options granted pursuant to The First National Bankshares Corporation 1996 Incentive Stock Option Plan may not be resold by participants in the Plan unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption from registration set forth in Rule 144 or Rule 145 promulgated by the Securities and Exchange Commission. Generally, Rule 144 and Rule 145 will permit an affiliate to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of such stock reported through the Nasdaq National Market System during the four calendar weeks preceding such sale, provided that First National has either filed certain periodic reports with the Commission or made certain information publicly available concerning it and provided that such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates.


Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article X of the Corporation s Articles of Incorporation provide that it is the corporation s policy to indemnify any person who serves, or has served, as a director, officer, employee or agent of the corporation, or who serves or has served as a director, officer, partner, employee, or agent of any other corporation, partnership, joint venture, trust or enterprise at the request or direction of the corporation, against expenses (including attorneys fees), judgments, fines, taxes, penalties, interest, and payments in settlement, in connection with any threatened, pending or completed action or proceeding, and to pay any such expenses in advance of the final disposition of any such action or proceeding, to the full extent contemplated and permitted by Section 9 of Chapter 31, Article 1 of the Code of West Virginia of 1931, as amended, upon such finding or determination as shall be requisite or appropriate under said section; and the corporation is specifically empowered and authorized to purchase and maintain, at the expense of the corporation, insurance on behalf of any such director, officer, partner, employee or agent against any liability asserted against him or her in such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under the provisions of said section.


Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.


Item 8.   EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


Item 9.   UNDERTAKINGS.

     First National hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act, each filing of First National's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First National pursuant to the foregoing provisions, or otherwise, First National has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First National ofexpenses incurred or paid by a director, officer or controlling person of First National in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First National will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act, First National certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charleston, West Virginia, on the 23rd day of July, 1996.


                              THE FIRST NATIONAL BANKSHARES
                              CORPORATION


                              By: /s/ L. Thomas Bulla
                                     L. Thomas Bulla
                                     President and Chief Executive Officer
                                     (Principal Executive Officer)


                              By: /s/ Jack D. Whitt
                                     Jack D. Whitt
                                     Chief Financial Officer
                                      (Principal Financial Officer and
                                          Accounting Officer)



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                               Title        Date


/s/ S. Elwood Bare                      Director     July 23, 1996
S. Elwood Bare


/s/ L. Thomas Bulla                     President, Chief  July 23, 1996
L. Thomas Bulla                         Executive Officer and Director
                                        (Principal Executive Officer)


/s/ John R. Dawkins                      Director     July 23, 1996
John R. Dawkins


/s/ Richard E. Ford                      Director     July 23, 1996
Richard E. Ford


/s/ Bennett Fuller                       Director     July 23, 1996
Bennett Fuller


/s/ William D. Goodwin                   Director     July 23, 1996
William D. Goodwin


/s/ Lucie T. Refsland                    Director     July 23, 1996
Lucie T. Refsland


/s/ William R. Satterfield, Jr.          Director     July 23, 1996
William R. Satterfield, Jr.


/s/ Richard L. Skaggs                    Director     July 23, 1996
Richard L. Skaggs


/s/ Ronald B. Snyder                     Director     July 23, 1996
Ronald B. Snyder

                               EXHIBIT INDEX



Exhibit
Number         Exhibit


5.1            Opinion of Jackson & Kelly concerning legality

23.1           Consent of Arnett and Foster

23.2           Consent of Jackson & Kelly (filed as part of Exhibit 5.1)

23.3           Consent of Persinger & Company, L.L.C.


CHASFS3:39173

                                EXHIBIT 5.1


                              JACKSON & KELLY
                             Attorneys at Law
                            1600 Laidley Tower
                               P. O. Box 553
                     Charleston, West Virginia   25322
                         Telephone: (304) 340-1000



                               July 31, 1996



The First National Bankshares Corporation
P. O. Box 457
Ronceverte, West Virginia   24970

Gentlemen:

          We have acted as counsel for The First National Bankshares Corporation, a West Virginia corporation ( First National ), in connection with the proposed issuance and sale of common shares, par value $5.00 per share (the Common Shares ), of First National pursuant to The First National Bankshares Corporation 1996 Incentive Stock Option Plan (the Plan ) as described in the Prospectus incorporated by reference into First National s Registration Statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission on July 31, 1996. The purpose of the Form S-8 is to register
9,625 shares of First National s common stock, $5.00 par value per share (the Common Stock ) reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          In connection with this opinion, we have examined an original or copy f, and have relied upon the accuracy of, without independent verification or investigation: (a) the Form S-8; (b) First National s Articles of Incorporation; (c) First National s Bylaws; (d) certain proceedings of First National s Board of Directors andShareholders; and (e) a certificate of good standing issued with respect to First National by the Secretary of State of West Virginia and dated July 31, 1996. We have also relied upon such other representations of First National and officers of First National and such authorities of law as we have deemed relevant as a basis for this opinion.

          In our examination and in rendering this opinion, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such originals of such latter documents; (b) the due completion, execution and acknowledgment as indicated thereon and delivery of all documents; and (c) compliance with applicable state securities laws. We have relied solely upon the examinations and inquiries related herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

          Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

          1. First National is a corporation legally existing under the laws of the State of West Virginia.

          2. After the 9,625 shares of Common Stock of First National have been issued by First National upon the exercise of options in the manner provided in the Plan, such Common Stock will be validly issued, fully paid and non-assessable.

          This opinion is limited to the federal laws of the United States and to the laws of the State of West Virginia having effect as of the date hereof. This opinion is furnished by us solely for the benefit of First National in connection with the offering of the Common Stock and the filing of the Form S-8 and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                                   Very truly yours,



                                   JACKSON & KELLY

/skf/CHASFS3:39765

                               EXHIBIT 23.1



                       [ARNETT & FOSTER LETTERHEAD]


                      CONSENT OF INDEPENDENT AUDITORS



Securities and Exchange Commission
Washington, D.C.



We hereby consent to the inclusion in the Registration Statement of First National Bankshares Corporation on Form S-8 of our report dated February 2, 1996, on our audit of the consolidated financial statements of First National Bankshares Corporation as of December 31, 1995 and 1994, and for the two years in the period ended December 31, 1995, which report is included in the 1995 Annual Report to Shareholders of First National Bankshares Corporation.


                                   ARNETT & FOSTER

                                   /s/ Arnett & Foster




Charleston, West Virginia
July 29, 1996

CHASFS3:45902

                               EXHIBIT 23.3


                 [PERSINGER & COMPANY, L.L.C. LETTERHEAD]



            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Securities and Exchange Commission
Washington, District of Columbia



We hereby consent to the use in the Registration Statement of First National Bankshares Corporation on Form S-8 of our report, dated January 6, 1994, except for notes 15 and 17, as to which the date is March 21, 1995, relating to the consolidated statements of income, shareholders equity and cash flows of First National Bankshares Corporation for the year ended December 31, 1993, which report is included in the 1995 Annual Report to Shareholders of First National Bankshares Corporation.

                                   PERSINGER & COMPANY, L.L.C.

                                   /s/ Persinger & Company, L.L.C.


Covington, Virginia
July 29, 1996

CHASFS3:45904